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        Exhibit 10.11
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   September 13, 2000
   Rose Hills Company
   3888 South Workman Mill Road
   Whittier, CA 90601
   Attention:Kenton Woods, Executive Vice President and Chief Financial Officer
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   Dear Sirs:
   This letter, upon acceptance by you as provided below, shall constitute a binding agreement between us upon the terms set forth following:
   1.        In this Agreement:
        (i)"Rose Hills" includes Rose Hills Company and Rose Hills Holdings
        Corp.
        (ii)"Loewen" includes The Loewen Group Inc. and Loewen Group International, Inc.
        (iii)"A.S.A." means the Administrative Services Agreement between Rose Hills and Loewen.
        (iv)"The Real Estate" means that certain real estate described as 14601 Sherman Way, Van Nuys, California.
        (vi)"Escrow" means Escrow Number 98-31326-mm/hw established by Commerce Escrow Company for the purpose of the Closing of the sale of the Real Estate by Loewen.
        (v)"Bankruptcy Court" means the United States Bankruptcy Court in the District of Delaware.
        (vii)All currency is expressed in United States Dollars.
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   2.   With respect to the A.S.A., Rose Hills will pay to Loewen $514,000 in settlement of (i) any and all amounts currently due to Loewen from Rose Hills pursuant to the A.S.A. and (ii) any and all claims by Loewen against Rose Hills to date arising from the A.S.A. and (iii) any and all claims which either party knew or should have known about arising under the A.S.A. from the initial effective date of the A.S.A. to the date of payment pursuant to paragraph 5 below. This payment includes settlement and payment of all amounts claimed by Loewen pursuant to the letter and schedule of June 1, 2000 from Michael G. Weedon to Dillis Ward.
   3. Rose Hills will by document withdraw and cancel, with prejudice, its claims filed in the Bankruptcy Court against Loewen or Loewen subsidiaries as therein specified under the date of 12/13/99, and being claims number 4311, 4312, 4313, 4314, 4315, 4316, 9117 and 9118
        (hereinafter, the "Claims"). Such withdrawal and cancellation shall be deemed to constitute the full and final settlement of any and all claims by Rose Hills against Loewen or the specified subsidiaries arising from any of the content of the Claims, and Rose Hills covenants not to claim against or sue Loewen or the specific subsidiaries with respect to the Claims or any of the subject matter thereof. Such withdrawl and cancellation by Rose Hills shall be without prejudice to any rights or claims Rose Hills may have with respect to Mayflower National Life Insurance Company.
   4. Loewen will by document consent to and direct the release from Escrow and the payment from Escrow in favour of Rose Hills of all of the net sale proceeds (plus any accrued interest, and less any associated escrow expenses) due Seller with respect to the sale of the Real Estate. These proceeds are estimated to be $952,065.87 as at May 31, 2000 plus accrued interest since that date and less associated escrow costs. Receipt of these proceeds by Rose Hills shall constitute full and final settlement of any and all claims by Rose Hills against Loewen with respect to the sale of the Real Estate.

   5.   (i)     Loewen shall seek approval from the Bankruptcy Court of this settlement on or before 5 PM EDT, October 6, 2000. Failure to do so will thereby terminate this agreement.

        (ii) Upon Loewen receiving Bankruptcy Court approval, Loewen will promptly notify Rose Hills of such receipt.

       (iii) Within 72 hours of receipt of notice from Loewen pursuant to paragraph (ii) preceding, Rose Hills will forward to the Bankruptcy Court its withdrawal and cancellation of claim pursuant to paragraph 3 hereof subject to receiving the payment noted in paragraph 5 (v) below.

        (iv) Upon Loewen receiving confirmation from the Bankruptcy Court of the withdrawal and cancellation of Rose Hills' claim, Loewen will promptly notify Rose Hills of such receipt.

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         (v)    Within 72 hours of receipt of notice pursuant to paragraph 5
                (iv) preceding, Loewen will give written consent and direction to Commerce Escrow Company to release and pay to Rose Hills the difference between all the funds from Escrow referenced in paragraph 4 hereof and the sums referred to in paragraph 2 and Rose Hills will give written consent and direction to Commerce Escrow Company to release and pay to Loewen the balance of the funds in escrow.
   6. Each of Loewen and Rose Hills agree to execute all such further acts and documents as may reasonably be necessary to fully carry out and effect the terms and intent of this Agreement.
   7. Each of Rose Hills and Loewen confirm that they have received all necessary corporate authority to permit them to execute and fully effect this agreement, save and except with respect to Loewen as provided in paragraph 8 following.
   8. The agreement of Loewen hereto is subject to the approval of the Creditors' Committee of Loewen and of the Bankruptcy Court. Loewen will diligently seek such approvals promptly following the execution hereof.
   9. Loewen's signature below confirms Loewen's agreement with all of the content hereof.
   10. This Agreement will expire at 5 PM EST, December 3, 2000, unless completed prior to that time.
   Yours truly,

   Original Signed by Michael G. Weedon

   THE LOEWEN GROUP, INC.
   Michael G. Weedon Senior Vice President,
   Trust & Insurance

The undersigned hereby confirms its agreement with all of the content hereof, this 27th day of September, 2000.

   ROSE HILLS COMPANY
   Per: /S/ Dennis C. Poulsen

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